Filed pursuant to Rule 424(b)(2)
Registration No. 333-137691

PROSPECTUS

American Depositary Shares, each representing one Ordinary Share,
Preference Shares, Debt Securities,
Purchase Contracts, Units and Warrants

ABN AMRO HOLDING N.V.

We, ABN AMRO Holding N.V., may offer from time to time securities in one or more offerings. We may offer and sell American Depositary Shares, or ADSs, each representing one ordinary share, preference shares, purchase contracts, units, warrants or senior or subordinated debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

ABN AMRO Holding N.V.’s ADSs, each of which represents one ordinary share, are listed on the New York Stock Exchange under the trading symbol “ABN.” If we decide to list any of the other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

September 29, 2006

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we, ABN AMRO Bank N.V. and LaSalle Funding LLC filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in the prospectus in one or more offerings in U.S. dollars, foreign currencies or foreign currency units.

This prospectus provides you with a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” beginning on page 2 of this prospectus.

Following the initial distribution of an offering of securities, certain affiliates of ours may offer and sell those securities in the course of their businesses as broker-dealers. Such affiliates may act as principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

The securities may not be offered or sold anywhere in the world except in compliance with the requirements of the Dutch Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer).

As used in this prospectus, “Holding,” “we,” “us,” and “our” refer to ABN AMRO Holding N.V. and the “Bank” refers to ABN AMRO Bank N.V.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file reports and other information with the Commission. You may read and copy these documents at the SEC Headquarters Public Reference Room at 100 F Street, NE, Washington, D.C. 20549 (tel: 202-551-8090). Copies of this material can also be obtained from the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports and other information regarding Holding that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at www.sec.gov. You can find information we have filed with the SEC by reference to file number 1-14624.

This prospectus is part of a registration statement we, the Bank and LaSalle Funding LLC filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below, all subsequent Annual Reports filed on Form 20-F and any future filings we make with the SEC (including any Form 6-Ks we subsequently file with the SEC and specifically incorporate by reference into this prospectus) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are identified in such filing as being specifically incorporated by reference into the Registration Statement of which this prospectus is a part until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

(a)	Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2005, filed on April 3, 2006; and

(b)	Reports on Form 6-K of ABN AMRO Holding N.V. dated April 26, 2006 (2 filings: (i) ABN AMRO first quarter results and consolidated ratio of earnings to fixed charges, and (ii) ABNAMRO pro-forma 2005 results under new structure), June 12, 2006, June 30, 2006, August 2, 2006, August 9, 2006 (ABN AMRO first half-year results and consolidated ratio of earnings to fixed charges), August 15, 2006 (ABN AMRO to start buying back its own shares in line with earlier announcement), September 13, 2006 and September 14, 2006.

You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at:

ABN AMRO Bank N.V.
ABN AMRO Investor Relations Department
Gustav Mahlerlaan 10
P.O. Box 283
1000 EA Amsterdam, The Netherlands
(31-20) 6 28 78 35

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus are forward-looking statements. We also may make forward-looking statements in our other documents filed with the SEC that are incorporated by reference into this prospectus. Forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “intend”, “will”, “should”, “anticipate”, “Value-at-Risk”, or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives. Forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating but not limited to management objectives, implementation of our strategic initiatives, trends in results of operations, margins, costs, return on equity, and risk management, including our potential exposure to various types of risk including market risk, such as interest rate risk, currency risk and equity risk. For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations. By their nature, certain market risk disclosures are only estimates and could be materially different from what actually occurs in the future.

We have identified some of the risks inherent in forward-looking statements in “Item 3. Key Information – D. Risk factors” in our annual report on Form 20-F for the year ended December 31, 2005. Other factors that could cause actual results to differ materially from those estimated by the forward-looking statements in this prospectus include, but are not limited to:

  general economic and business conditions in the Netherlands, Italy, the European Union, the United States, Brazil and other countries or territories in which we operate;

  changes in applicable laws and regulations, including taxes;

  regulations and monetary, interest rate and other policies of central banks, particularly the Dutch Central Bank, the Bank of Italy, the European Central Bank, the US Federal Reserve Board and the Brazilian Central Bank;

  changes or volatility in interest rates, foreign exchange rates (including the Euro-US dollar rate), asset prices, equity markets, commodity prices, inflation or deflation;

  the effects of competition and consolidation in the markets in which we operate, which may be influenced by regulation, deregulation or enforcement policies;

  changes in consumer spending and savings habits, including changes in government policies which may influence investment decisions;

  our ability to hedge certain risks economically;

  our success in managing the risks involved in the foregoing, which depends, among other things, on our ability to anticipate events that cannot be captured by the statistical models we use; and

  force majeure and other events beyond our control.

Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in Item 3 of our annual report on Form 20-F for the year ended December 31, 2005 to be a complete set of all potential risks or uncertainties. We have economic, financial market, credit, legal and other specialists who monitor economic and market conditions and government policies and actions. However, because it is difficult to predict with accuracy any changes in economic or market conditions or in governmental policies and actions, it is difficult for us to anticipate the effects that such changes could have on our financial performance and business operations.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we do not assume any responsibility to do so. You should, however, consult any further disclosures of a forward-looking nature we may make in our other documents filed with the SEC that are incorporated by reference into this prospectus. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated under U.S. GAAP.

	Year ended December 31,

	2005	2004	2003	2002	2001

Excluding Interest on Deposits(1)	1.49	1.46	2.66	1.89	1.45
Including Interest on Deposits(1)	1.15	1.13	1.36	1.21	1.08

(1) Deposits include bank and total customer accounts. See the consolidated financial statements incorporated by reference herein.

ABN AMRO HOLDING N.V.

We are incorporated under the laws of The Netherlands by deed of May 30, 1990 as the holding company of ABN AMRO Bank N.V. Our Articles of Association were last amended by a notarial deed executed by Mr. van Helden, civil law notary in Amsterdam, on June 9, 2005. Our main purpose is to own the Bank and its subsidiaries. We own 100 percent of the shares of the Bank and are jointly and severally liable for all liabilities of the Bank. We are listed on Euronext and the New York Stock Exchange. Our principal executive offices are at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, and our telephone number is (31-20) 628 9393.

The Bank is a prominent international banking group offering a wide range of banking products and financial services on a global basis through a network of 3,557 offices and branches in 58 countries and territories as of year-end 2005. The Bank is one of the largest banking groups in the world, with total consolidated assets of € 880.8 billion at December 31, 2005. The Bank is the largest banking group in the Netherlands and has a substantial presence in Brazil and the Midwestern United States. The Bank is one of the largest foreign banking groups in the United States, based on total assets held as of December 31, 2005.

USE OF PROCEEDS

Unless the applicable prospectus states otherwise, we will use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes. General corporate purposes may include additions to working capital, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

ORDINARY SHARES PRICE RANGE AND DIVIDENDS

The principal trading market for our ordinary shares is Euronext Amsterdam. Our ordinary shares also are listed on Euronext Paris and Brussels and the New York Stock Exchange. On the New York Stock Exchange, our ordinary shares are traded in the form of American Depositary Shares, or ADSs, which are listed under the symbol “ABN”. Our ADSs are evidenced by American Depositary Receipts, or ADRs, and each ADS represents one of our ordinary shares. As of December 31, 2005, 61,459,721 ordinary shares were held in the form of ADSs.

Market Price Information

The following table sets forth, for the periods indicated, the high and low daily quoted closing prices for our ordinary shares as reported in the Official Price List of Euronext Amsterdam and the high and low prices for the ADSs on the New York Stock Exchange. Differences in the rate of change between the prices of our ordinary shares and the prices of ADSs for the periods indicated are attributable principally to fluctuations in the U.S. dollar-euro exchange rate.

Year	High	Low	High	Low

	Ordinary Shares		American Depositary Shares

	(In EUR)		(In USD)
2006 (through September 27, 2006)	26.00	20.25	31.34	25.43
2005	22.40	18.09	27.94	22.70
2004	19.79	16.47	26.65	19.67
2003	18.88	11.93	23.48	13.39
2002	22.78	10.45	20.32	10.54
2001	27.80	15.78	25.94	14.44

Period	High	Low	High	Low

	Ordinary Shares		American Depositary Shares

	(In EUR)		(In USD)
September 2006 (through September 27, 2006)	23.05	21.31	29.24	27.15
August 2006	22.52	20.41	28.84	26.20
July 2006	22.16	20.30	28.46	25.43
June 2006	22.08	20.26	28.48	25.56
May 2006	23.54	20.90	30.14	27.00
April 2006	25.03	23.53	30.96	28.87
March 2006	26.00	23.63	31.34	28.11
February 2006	25.34	22.70	30.03	27.54
January 2006	22.93	21.46	27.89	26.15

Period	High	Low	High	Low

	Ordinary Shares		American Depositary Shares

	(In EUR)		(In USD)
2006
Third Quarter (through September 27 , 2006)	23.05	20.25	29.24	25.43
Second Quarter	25.03	20.26	30.96	25.56
First Quarter	26.00	21.46	31.34	26.15

2005
Fourth Quarter	22.40	18.85	22.70	26.64
Third Quarter	21.45	19.01	23.20	26.00
Second Quarter	20.44	18.09	23.16	25.53
First Quarter	21.49	18.69	24.21	27.94

Period	High	Low	High	Low

	Ordinary Shares		American Depositary Shares

	(In EUR)		(In USD)
2004
Fourth Quarter	19.59	18.26	26.65	22.84
Third Quarter	18.41	16.49	22.76	20.15
Second Quarter	18.81	16.47	22.82	19.67
First Quarter	19.79	17.74	25.10	21.58

Subject to certain exceptions, dividends on ordinary shares may only be paid out of profits as shown in our consolidated financial statements. From the profit remaining after the payment of dividends on our financing preference shares and convertible preference shares, our Managing Board may decide to make appropriations to reserves, subject to the approval of our Supervisory Board. The allocation of the amount remaining after these appropriations is determined by the General Meeting of Shareholders and the Managing Board, subject to the approval of the Supervisory Board, makes a proposal to that effect.

Our policy on reserves and dividends is determined and can be amended by the Supervisory Board, upon the proposal of the Managing Board.

We have paid an interim and final dividend for each of the last five years. The following tables set forth dividends paid in respect of the ordinary shares for 2001 through 2005.

	IFRS
Dividends	2005(1)	2005	2004

	(in US$)	(in €)
Interim dividend	0.61	0.50	0.50
Final dividend	0.73	0.60	0.50
Total dividend per ordinary share	1.34	1.10	1.00
Total dividends per share as a percentage of net profit per ordinary
share(2)	-	45.3%	42.9%

(1)	For your convenience, the amounts in euro have been translated into US dollars at the applicable rate on the date of payment, except for the 2005 final dividend, which has been translated into US dollars at the exchange rate of 1 US$ = € 0.8200, the exchange rate on March 17, 2006.

The information for 2003, 2002 and 2001 is not available under IFRS and is presented under Dutch GAAP in a separate table. The Dutch GAAP information is not comparable to the information prepared in accordance with IFRS.

Dividends	2003	2002	2001

	(in €)
Interim dividend	0.45	0.45	0.45
Final dividend	0.50	0.45	0.45
Total dividend per ordinary share	0.95	0.90	0.90
Total dividends per share as a percentage of
net profit per ordinary share	49.0%	64.7%	42.9%

At December 31, 2005, there were 1,877,920,025 ordinary shares outstanding.

CAPITAL STOCK OF ABN AMRO HOLDING N.V.

Our authorized share capital consists of € 4,704,000,224 nominal value, which consists of:

  4,000,000,400 ordinary shares, nominal value € 0.56 per share, of which 1,877,920,025 ordinary shares were outstanding as of December 31, 2005;

  100,000,000 convertible preference shares, nominal value € 2.24 per share, each of which is convertible into four ordinary shares, subdivided into one series of 20,000,000 convertible preference shares and eight series of 10,000,000 convertible preference shares, of which 44,988 formerly convertible preference shares were outstanding as of December 31, 2005; and

  4,000,000,000 financing preference shares convertible into ordinary shares, nominal value € 0.56 per share, subdivided into one series of 1,600,000,000 shares and six series of 400,000,000 shares, of which 1,369,815,864 convertible financing preference shares were outstanding as of December 31, 2005.

For additional information, see Item 10 “Additional Information – B. Memorandum and Articles of Association” of our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated by reference herein.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

  currencies; or

  commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Our obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, ADSs or any combination of such securities. The applicable prospectus supplement will describe:

  the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  a description of the terms of any unit agreement governing the units; and

  a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  the title of such warrants;

  the aggregate number of such warrants;

  the price or prices at which such warrants will be issued;

  the currency or currencies, in which the price of such warrants will be payable;

  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants may be purchased;

  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  information with respect to book-entry procedures, if any;

  if applicable, a discussion of any material United States Federal income tax considerations; and

  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of the material provisions of an Amended and Restated Deposit Agreement, which we refer to in this prospectus as the deposit agreement, among us, JPMorgan Chase Bank, as depositary, and the registered holders from time to time of the ADSs issued under the deposit agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the deposit agreement, a copy of which is included as Exhibit 4.11 to the registration statement of which this prospectus is a part.

ADRs are issuable by the depositary pursuant to the terms of the deposit agreement. Each ADS represents, as of the date hereof, the right to receive one ordinary share deposited under the deposit agreement together with any additional ordinary shares deposited, and all other securities, property and cash received and held, under the deposit agreement at any time in respect of or in lieu of the deposited shares, which we refer to in this prospectus as the deposited securities, with the custodian, which is currently ABN AMRO Bank N.V. in Amsterdam. An ADR may evidence any number of ADSs. Only persons in whose names ADSs are registered on the books of the depositary will be treated by the depositary and us as holders of the ADSs.

Deposit, Transfer and Withdrawal

In connection with the deposit of ordinary shares under the deposit agreement, the depositary or the custodian may require the following in form satisfactory to it:

  a written order directing the depositary to execute and deliver to, or upon the written order of, the person or persons designated in the order an ADR or ADRs evidencing the number of ADSs representing the deposited ordinary shares, which we refer to in this prospectus as a delivery order;

  proper endorsements or duly executed instruments of transfer in respect of the deposited ordinary shares;

  instruments assigning to the custodian or its nominee any distribution on or in respect of the deposited ordinary shares or indemnity for the deposited ordinary shares; and

  proxies entitling the custodian to vote the deposited ordinary shares until the deposited ordinary shares are registered in the name of the depositary or its nominee or the custodian or its nominee.

As soon as practicable after the custodian receives deposited securities pursuant to any deposit or pursuant to the form of ADR, the custodian shall present the deposited securities for registration of transfer into the name of the depositary or its nominee or the custodian or its nominee, to the extent registration is practicable, at the cost and expense of the person making the deposit, or for whose benefit the deposit is made, and shall obtain evidence satisfactory to it of the registration. Deposited securities shall be held by the custodian for the account and to the order of the depositary at a place or places and in a manner as the depositary shall determine. Deposited securities may be delivered by the custodian to any person only under the circumstances expressly contemplated in the deposit agreement.

After any deposit of ordinary shares, the custodian shall notify the depositary of the deposit and of the information contained in any related delivery order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving this notice from the custodian, the depositary, subject to the terms and conditions of the deposit agreement, shall execute and deliver at the transfer office of the depositary, to or upon the order of any person named in the notice, an ADR or ADRs registered as requested and evidencing the aggregate number of ADSs to which the person is entitled.

Subject to the terms and conditions of the deposit agreement, the depositary may issue ADRs for delivery at the transfer office only against deposit with the custodian of:

  ordinary shares in form satisfactory to the custodian;

  rights to receive ordinary shares from us or any registrar, transfer agent, clearing agent or other entity recording ordinary share ownership or transactions; or

•	other rights to receive ordinary shares until the ordinary shares are actually deposited pursuant to the above, which we refer to in this prospectus as pre-released ADRs, only if:

	•	pre-released ADRs are fully collateralized, marked to market daily, with cash or U.S. government securities held by the depositary for the benefit of holders the ADRs, but this collateral shall not constitute deposited securities,

	•	each recipient of pre-released ADRs agrees in writing with the depositary that the recipient:

		•	owns the ordinary shares,

		•	assigns all beneficial right, title and interest in the ordinary shares to the depositary for the benefit of the holders of the ADSs,

		•	holds the ordinary shares for the account of the depositary and

		•	will deliver the ordinary shares to the custodian as soon as practicable and promptly upon demand for the ordinary shares, and

	•	all pre-released ADRs evidence not more than 20% of all ADSs, excluding those evidenced by pre- released ADRs, except to the extent that the depositary, in its sole discretion, determines that unusual market conditions require the issuance of pre-released ADRs in addition to 20% of all of these ADSs.

The depositary may retain for its own account any earnings on collateral for pre-released ADRs and its charges for their issuance. At the request, risk and expense of the person depositing ordinary shares, the depositary may accept deposits together with other specified instruments for forwarding to the custodian and may deliver ADRs at a place other than its office. Every person depositing ordinary shares under the deposit agreement shall represent and warrant that the ordinary shares are validly issued and outstanding, fully paid and free of pre-emptive rights, that the person making the deposit is authorized so to do and that the shares:

•	are not “restricted securities” as that term is defined in Rule 144 under the Securities Act unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States, or

•	have been registered under the Securities Act.

These representations and warranties shall survive the deposit of ordinary shares and issuance of ADRs. The depositary will not knowingly accept for deposit under the deposit agreement any ordinary shares required to be registered under the Securities Act and not so registered. The depositary may refuse to accept for deposit any ordinary shares identified by us in order to facilitate our compliance with the Securities Act.

Subject to the terms and conditions of the deposit agreement, upon surrender of an ADR in form satisfactory to the depositary at its transfer office, a holder of ADSs is entitled to delivery at the custodian’s office of the deposited securities at the time represented by the ADSs evidenced by the ADR. At the request, risk and expense of the holder of the ADRs, the depositary may deliver the deposited securities at any other place as may have been requested by the holder. Notwithstanding any other provision of the deposit agreement or the ADR, the withdrawal of deposited securities may be restricted only under limited circumstances as set forth in the Securities Act, which provides that the holder of the ADRs is entitled to withdraw the deposited securities at any time subject only to:

•	temporary delays caused by closing transfer books of the depositary or ours of the deposited securities or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends,

•	the payment of fees, taxes, and similar charges, and

•	compliance with any laws or governmental regulations relating to ADSs or to the withdrawal of deposited securities.

Distributions on Deposited Securities

Subject to the terms and conditions of the deposit agreement, to the extent practicable, the depositary will distribute by mail to each holder on the record date set by the depositary at the holder’s address shown on the ADR register, in proportion to the number of deposited securities, on which the following distributions on deposited securities are received by the custodian, represented by ADSs evidenced by the holder’s ADRs:

•	Cash. Any U.S. dollars available to the depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion of a distribution authorized in the deposit agreement, on an averaged or other practicable basis, subject to:

	•	appropriate adjustments for taxes withheld,

	•	the distribution being impermissible or impracticable with respect to certain Holders, and

	•	deduction of the Depositary’s expenses in:

• converting any foreign currency to U.S. dollars by sale or in any other manner as the depositary may determine, to the extent that it determines that the conversion may be made on a reasonable basis,

• transferring foreign currency to U.S. dollars to the United States by means as the depositary may determine, to the extent that it determines that the transfer may be made on a reasonable basis,

• obtaining any approval or license of any governmental authority required for the conversion or transfer, to the extent obtainable at a reasonable cost and within a reasonable time, and

• making any sale by public or private means in any commercially reasonable manner.

•	Shares of Stock.

	•	Additional ADRs evidencing whole ADSs representing any ordinary shares available to the depositary resulting from a dividend or free distribution on deposited securities consisting of ordinary shares, which we refer to in this prospectus as a Share Distribution, and

	•	U.S. dollars available to it resulting from the net proceeds of sales of ordinary shares received in a share distribution, which ordinary shares would give rise to fractional ADSs if additional ADRs were issued for the ordinary shares, as in the case of cash.

•	Rights.

	•	Warrants or other instruments, in the discretion of the depositary, representing rights to acquire additional ADRs in respect of any rights to subscribe for additional ordinary shares or rights of any nature available to the depositary as a result of a distribution on deposited securities, which we refer to in this prospectus as rights, to the extent that we timely furnish to the depositary evidence satisfactory to it that it may lawfully distribute the same, or

	•	to the extent we do not furnish this evidence and sales of rights are practicable, any U.S. dollars available to the depositary from the net proceeds of sales of rights as in the case of cash, or

	•	to the extent we do not furnish this evidence and sales cannot practicably be accomplished by reason of the non-transferability of the rights, limited markets for the rights, their short duration or otherwise, nothing, and any rights may lapse.

  Other Distributions.

    Securities or property available to the depositary resulting from any distribution on deposited securities other than cash, share distributions and rights, which we refer to in this prospectus as other distributions, by any means that the depositary may deem equitable and practicable, or to the extent the depositary deems distribution of securities or property not to be equitable and practicable, any U.S. dollars available to the depositary from the net proceeds of sales of other distributions as in the case of cash. U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents, any fractional cents being withheld without liability for interest and added to future cash distributions.

To the extent that the depositary determines in its discretion that any distribution is not practicable with respect to any holder, the depositary may make the distribution as it determines is practicable, including the distribution of foreign currency, securities or property, or appropriate documents evidencing the right to receive foreign currency, securities or property, or the retention thereof as deposited securities with respect to such holder’s ADRs without liability for interest thereon or the investment thereof.

Disclosure of Interests

To the extent that the provisions of or governing any deposited securities may:

  require disclosure of, or impose limits on, beneficial or other ownership of deposited securities, ordinary shares and other securities, and may provide for blocking transfer, voting or other rights to enforce this disclosure or limits,

holders and all persons holding ADRs agree to comply with all disclosure requirements and ownership limitations and to cooperate with the depositary in the depositary’s compliance with any instructions from us in respect of disclosure requirements and ownership limitations. The depositary will use reasonable efforts to comply with all of our instructions, as well.

Record Dates

The depositary shall, after consultation with us if practicable, fix a record date, which shall be as near as practicable to any corresponding record date set by us, for the determination of the holders of ADSs who shall be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters, and only these holders shall be so entitled.

Voting of Deposited Securities

As soon as practicable after receipt from us of notice of any meeting or solicitation of consents or proxies of holders of ADSs or other deposited shares, the depositary shall mail to holders of ADSs a notice stating:

  the information contained in the notice and any solicitation materials,

  that each holder of ordinary shares on the record date set by the depositary will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by the holder’s ADRs, and the manner in which the instructions may be given, including instructions to give a discretionary proxy to a person designated by us.

Upon receipt of instructions of a holder of ordinary shares, on the record date in the manner and on or before the date established by the depositary for this purpose, the depositary shall endeavor, insofar as practicable and permitted under the provisions of or governing the deposited securities, to vote or cause to be voted, or to grant a discretionary proxy to a person designated by us to vote, the deposited securities represented by the ADSs evidenced by that holder’s ADRs in accordance with the holder’s instructions. The depositary will not itself exercise any voting discretion in respect of any deposited securities.

Inspection of Transfer Books

The deposit agreement provides that the depositary will keep books at its transfer office for the registration, registration of transfer, combination and split-up of ADSs, which, at all reasonable times, will be open for inspection by the holders of ADSs and us for the purpose of communicating with these holders in the interest of our business or a matter related to the deposit agreement.

Reports and Other Communications

On or before the first date on which we make any communication available to holders of deposited securities by publication or otherwise or publicly files or submits any communication to any securities regulatory authority or stock exchange, we shall transmit to the depositary a copy of the communication in English or with an English translation or summary to the extent required under the Exchange Act. The deposit agreement, the provisions of or governing the deposited securities and any written communications from us, which are received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by holders of ADSs at the offices of the depositary and the custodian and at the depositary’s transfer office. The depositary will mail copies of these communications, or English translations or summaries of the communications, to holders of ADSs when furnished by us.

In connection with any registration statement under the Securities Act relating to the ADSs or with any undertaking contained in the registration statement, we and the depositary shall each furnish to the other and to the SEC or any successor governmental agency the necessary information to make these filings or comply with the undertakings. we have delivered to the depositary, the custodian and any transfer office, a copy of all provisions of or governing the ordinary shares and any other deposited securities issued by us or any of our affiliates and, promptly upon any change thereto, we shall delver to the depositary, the custodian and any transfer office, a copy, in English or with an English translation, of the provisions as changed. The depositary and its agent may rely upon our delivery of these changes for all purposes of the deposit agreement.

Changes Affecting Deposited Securities

Generally, the depositary may, in its discretion, amend the form of ADR or distribute additional or amended ADRs, with or without calling the ADRs for exchange, or cash, securities or property on the record date set by the depositary to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, any share distribution or other distribution not distributed to holders of ADSs or any cash, securities or property available to the depositary in respect of deposited securities from, and in the deposit agreement, the depositary is authorized to surrender any deposited securities to any person and to sell by public or private sale any property received in connection with, any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets. Additionally, to the extent the depositary does not amend the ADRs or make a distribution to the holders of the ADSs to reflect any of the above, or the net proceeds, whatever cash, securities or property results from any of the above shall constitute deposited securities and each ADS evidenced by the ADRs shall automatically represent its pro rata interest in the deposited securities as then constituted.

Amendment and Termination of Deposit Agreement

Generally, the ADRs and the deposit agreement may be amended by us and the depositary. However, any amendment that imposes or increases any fees or charges, other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other similar expenses, or that shall otherwise prejudice any substantial existing right of the holders of ADSs, shall become effective 30 days after notice of the amendment has been given to the holders. Every holder of an ADR at the time any amendment to the deposit agreement becomes effective shall be deemed, by continuing to hold the ADR, to consent and agree to the amendment and to be bound by the deposit agreement as amended. In no event shall any amendment impair the right of the holder of any ADR to surrender the ADR and receive the deposited securities represented by the ADR, except in order to comply with mandatory provisions of applicable law.

The depositary shall, at our written direction, terminate the deposit agreement and the ADRs by mailing notice of termination to the holders of ADSs at least 30 days prior to the date fixed in the notice for termination. The depositary may terminate the deposit agreement, after giving this notice at any time 30 days after the depositary has delivered to us its written resignation. However, no successor depositary may be appointed or accept its appointment before the end of this 30 day period. After the date fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement and the ADRs, except:

  to advise holders of the ADSs of the termination,

  receive and hold, or sell, distributions on the deposited securities, and deliver the deposited securities being withdrawn.

As soon as practicable after the expiration of six months from the date fixed for termination, the depositary shall sell the deposited securities and shall thereafter and as long as it may lawfully do so hold in a segregated account the net proceeds of these sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of the ADRs not already surrendered. After making this sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for the net proceeds and other cash. After the date fixed for termination, we shall be discharged from all obligations under the deposit agreement, except for its obligations to the depositary and its agents.

Charges of Depositary

The depositary may charge each person to whom ADRs are issued against deposits of ordinary shares, including deposits in respect of share distributions, rights and other distributions, and each person surrendering ADRs for withdrawal of deposited securities, $5.00 for each 100 ADSs or portion of ADSs evidenced by the ADRs delivered or surrendered. The depositary may sell by public or private sale sufficient securities and property received in respect of share distributions, rights and other distributions prior to the deposit to pay this charge. We will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, pursuant to agreements from time to time between us and the depositary, except:

  stock transfer or other taxes and other governmental charges, which are payable by the holders of the ADSs or persons depositing ordinary shares;

  cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or holders delivering, ordinary shares, ADRs or deposited securities, which are payable by these persons or holders of ADSs;

  transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities, which are payable by persons depositing ordinary shares or holders of ADSs withdrawing deposited securities; there are no similar fees in respect of the ordinary shares as of the date of the deposit agreement; and

  expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars, which are paid out of the foreign currency.

Liability of Holders for Taxes

If any tax or other governmental charge shall become payable by or on behalf of the custodian or the depositary with respect to the ADRs, any deposited securities represented by the ADSs evidenced by the ADRs, or any distribution on the ADSs, this tax or other governmental charge shall be paid by the holder of the ADRs to the depositary. The depositary may refuse to effect any registration, registration of transfer, split-up or combination of ADRs or, generally, any withdrawal of the deposited securities until this payment is made. The depositary may also deduct from any distributions on or in respect of deposited securities, or may sell by public or private sale in a commercially reasonable manner for the account of the holder of the ADRs any part or all of the deposited securities, after attempting by reasonable means to notify the holder of the ADRs prior to that sale. The depositary may apply this deduction or the proceeds of any sale in payment of the tax or other governmental charge and shall reduce the number of ADSs evidenced by the ADRs to reflect any sales of deposited securities. The holder of the ADRs shall remain liable for any deficiency. In connection with any distribution to holders of ADSs, we or our agent will remit to the appropriate governmental authority or agency all amounts, if any, required to be withheld and owing to that governmental authority or agency by us. The depositary and the custodian will remit to the appropriate governmental authority or agency all amounts, if any, required to be withheld and owing to that authority or agency by the depositary or the custodian. The depositary shall forward to us or our agent the information from its records as we may reasonably request to enable us or our agent to file necessary reports with governmental authorities or agencies. If the depositary determines that any distribution in property other than cash, including ordinary shares or rights, on deposited securities is subject to any tax that the depositary or the custodian is obligated to withhold, the depositary may dispose of all or a portion of the property in amounts and in the manner as the depositary deems necessary and practicable to pay the taxes, by public or private sale in a commercially reasonable manner. The depositary shall distribute the net proceeds of any sale or the balance of any property after deduction of the taxes to the holders of the ADSs entitled to the proceeds or property.

General Limitations

The depositary, we, its and our respective agents and each of them shall:

  incur no liability if any present or future law, regulation of any country or of any governmental or regulatory authority or stock exchange, the provisions of or governing any deposited security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by it, or by reason of any exercise or failure to exercise any discretion given it in the deposit agreement or the ADRs;

  assume no liability except to perform its obligations to the extent they are specifically set forth in the ADRs and the deposit agreement without gross negligence or bad faith;

  except in the case of us and our agents be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs;

  in the case of us and our agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which, in its opinion, may involve it in expense or liability, unless indemnity satisfactory to it against all expense, including fees and disbursements of counsel, and liability be furnished as often as may be required; or

  not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs, or any other person believed by it in good faith to be competent to give this advice or information.

The depositary, we and its and our respective agents may relay and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, provided that any omission is in good faith, for the manner in which any vote is cast, provided that the act is in good faith, or for the effect of any vote, provided that the action or omission is in good faith. The depositary and its agents may own and deal in any class of our securities of us and our affiliates and in ADRs. We have agreed to indemnify the depositary and its duly authorized agents under specified circumstances and the depositary and its authorized agents have agreed to indemnify us against losses incurred by us to the extent the losses are due to negligence or bad faith. No disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect of the ADRs, or, generally, the withdrawal of any deposited securities, we, the depositary or the custodian may require:

  payment with respect to the ADRs of:

    any stock transfer or other tax or other governmental charge,

    any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other deposited securities upon any applicable register and any applicable charges as provided in the deposit agreement;

  the production of proof satisfactory to it of:

    the identity and genuineness of any signature and

    any other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing the deposited securities and terms of the deposit agreement and the ADRs, in each case as it may deem necessary or proper; and

  compliance with regulations as the depositary may establish consistent with the deposit agreement.

At our written request and expense, the depositary shall provide us with copies of the information the depositary receives pursuant to the production of proof above. The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the terms of the deposit agreement, the withdrawal of deposited securities may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when this type of action is deemed advisable by the depositary or us.

Governing Law

The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York.

Depositary

The depositary is JPMorgan Chase Bank, a New York banking corporation, which has its principal office located in New York, New York.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture and our subordinated debt securities would be issued under a subordinated indenture, in each case, between us and a trustee to be named in the applicable prospectus supplement. The subordinated indenture and the senior indenture forms of which have been filed as exhibits to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities thereunder. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” The senior indenture is sometimes referred to in this prospectus as the “senior indenture.” The subordinated indenture is sometimes referred to in this prospectus as the “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indenture and subordinated indenture are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indenture.

General

The senior debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our senior indebtedness with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indentures allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

  the specific designation;

  the aggregate principal amount, purchase price and denomination;

  the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

  the date of maturity;

  the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

  the interest payment dates, if any;

  the place or places for payment of the principal of and any premium and/or interest on the debt securities;

  any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

  whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

  whether we will issue the debt securities in definitive form and under what terms and conditions;

  the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

  information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

  any agents for the debt securities, including applicable trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

  certain United States federal income tax consequences and Netherlands income tax consequences;

  whether certain payments on the debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

  any applicable selling restrictions; and

  any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations relating to attributes required for the debt securities to be afforded certain capital treatment for bank regulatory or other purposes.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or are issued at a price which represents a discount to their principal amount. The applicable prospectus supplement will contain information relating to federal income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Forms of Securities.”

Covenant Restricting Mergers and Other Significant Corporate Actions

The indentures provide that we will not merge or consolidate with any other person and will not sell, lease or convey all or substantially all of our assets to any other person, unless:

  we will be the continuing legal entity; or

  the successor legal entity or person that acquires all or substantially all of our assets (i) will expressly assume all of our obligations under the applicable indenture and the debt securities issued under such indenture, and (ii) will be incorporated and existing under the laws of the Netherlands, or a member state of the European Union or the Organisation for Economic Co-Operation and Development, or, provided no adverse U.S. tax consequences to U.S. holders result therefrom, any other jurisdiction; and

  immediately after the merger, consolidation, sale, lease or conveyance, that person or that successor legal entity will not be in default in the performance of the applicable covenants and conditions of the applicable indenture.

Absence of Protections Against All Potential Actions of Holding

There are no covenants or other provisions in the indentures that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of us or a sale, lease or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.

Events of Default

Each indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on our debt securities or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

An event of default is defined under each indenture, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

  default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

  we fail to perform or observe any of our other obligations under the securities, and such failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied except that the failure to file with the applicable Trustee certain information required to be filed with such Trustee pursuant to the Trust Indenture Act of 1939, as amended, shall not constitute an event of default and does not give a right under the applicable indenture to accelerate or declare any security issued under such indenture due and payable. Although the Trustee may bring suit to enforce such filing obligation, the applicable indenture would not provide for a remedy of acceleration in that circumstance;

  we are declared bankrupt, or a declaration in respect of us is made under Chapter X of the Act on the Supervision of the Credit System (Wet toezicht kredietwezen 1992) of The Netherlands;

  an order is made or an effective resolution is passed for our winding up or liquidation, unless this is done in compliance with the “Covenant Restricting Mergers and Other Significant Corporate Actions” described above; or

  any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

  if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under such indenture, or due to the default in the performance or breach of any of our other covenants or warranties applicable to the debt securities of that series but not applicable to all outstanding debt securities issued under that indenture, other than a covenant for which the applicable indenture specifies that violation thereof does not give a right to accelerate or declare due and payable any security issued under such indenture, occurs and is continuing, either the applicable trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series issued under that indenture, voting as one class, by notice in writing to us, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately; and

  if an event of default occurs due to specified events of our bankruptcy or due to an order or effective resolution for our liquidation or winding up, or due to a default in the performance of any other of the covenants or agreements in such indenture applicable to all outstanding debt securities issued under that indenture, other than a covenant or agreement for which the applicable indenture specifies that violation thereof does not give a right to accelerate or declare due and payable any security issued under such indenture, occurs and is continuing, either the applicable trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under that indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities issued under that indenture and interest accrued on those debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the applicable indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of affected outstanding debt securities issued under that indenture, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

Each indenture provides that the applicable trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the applicable trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the applicable trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series issued under that indenture, treated as one class, must have

• requested the applicable trustee to institute that action, and

• offered the applicable trustee reasonable indemnity;

•	the applicable trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under that indenture, voting as one class, must not have given directions to the applicable trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that we will file annually with the applicable trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions.

Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after we have:

  paid or caused to be paid the principal of and interest on all of the outstanding debt securities issud under that indenture in accordance with their terms;

  delivered to the applicable trustee for cancellation all of the outstanding debt securities issued under that indenture; or

  irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the applicable indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities, except that the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance. We may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if, among other things:

•	we irrevocably deposit with the relevant applicable trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

•	we deliver to the relevant applicable trustee an opinion of counsel to the effect that:

	•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

	•	the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Redemptions and Repurchases of Debt securities

Optional Redemption. The prospectus supplement will indicate the terms of our option to redeem the debt securities, if any. Unless otherwise provided in the applicable prospectus supplement, we will mail a notice of redemption by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable prospectus supplement, to the depositary, as holder of the global debt securities. The debt securities will not be subject to any sinking fund.

Repayment at Option of Holder. If applicable, the prospectus supplement relating to a debt security will indicate that the holder has the option to have us repay that debt security on a date or dates specified prior to its maturity date. Unless otherwise specified in the applicable prospectus supplement, the repayment price will be equal to 100% of the principal amount of the debt security, together with accrued interest to the date of repayment. For debt securities issued with original issue discount, the prospectus supplement will specify the amount payable upon repayment.

Unless otherwise provided in the applicable prospectus supplement, for us to repay a debt security, the paying agent must receive the following at least 15 days but not more than 30 days prior to the repayment date:

  the debt security with the form entitled “Option to Elect Repayment” on the reverse of the debt security duly completed; or

  a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the debt security, the principal amount of the debt security, the principal amount of the debt security to be repaid, the certificate number or a description of the tenor and terms of the debt security, a statement that the option to elect repayment is being exercised and a guarantee that the debt security to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the debt security, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that debt security and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

Exercise of the repayment option by the holder of a debt security will be irrevocable. Unless otherwise specified in the applicable prospectus supplement, the holder may exercise the repayment option for less than the entire principal amount of the debt security but, in that event, the principal amount of the debt security remaining outstanding after repayment must be an authorized denomination.

Special Requirements for Optional Repayment of Global Debt Securities. If a debt security is represented by a global debt security, the depositary or the depositary’s nominee will be the holder of the debt security and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the depositary’s nominee will timely exercise a right to repayment of a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant through which it holds an interest in the debt security to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a debt security in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the depositary.

Open Market Purchases. We may purchase debt securities at any price in the open market or otherwise. Debt securities so purchased by us may, at our discretion, be held or resold or surrendered to the relevant applicable trustee for cancellation.

Modification of the Indentures

Modification without Consent of Holders. We and the relevant applicable trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the applicable indenture to:

  secure any debt securities issued under that indenture;

  evidence the assumption by a successor corporation of our obligations under that indenture;

  add covenants for the protection of the holders of debt securities issued under that indenture;

  cure any ambiguity or correct any inconsistency;

  establish the forms or terms of debt securities of any series to be issued under that indenture; or

  evidence the acceptance of appointment by a successor applicable trustee.

Modification with Consent of Holders. We and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities issued under the applicable indenture, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, that indenture or modify in any manner the rights of the holders of those debt securities. However, we and the applicable trustee may not make any of the following changes to any outstanding debt security issued under the applicable indenture without the consent of each holder of debt securities issued under that indenture that would be affected by the change:

  extend the final maturity of the security;

  reduce the principal amount;

  reduce the rate or extend the time of payment of interest;

  reduce any amount payable on redemption;

  change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

  modify or amend the provisions for conversion of any currency into another currency;

  reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

  alter the terms on which holders of the debt securities issued under that indenture may convert or exchange those debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of those debt securities;

  impair the right of any holder of debt securities issued under that indenture to institute suit for the enforcement of any payment on any such debt security or the guarantee when due; or

  reduce the percentage of debt securities issued under that indenture the consent of whose holders is required for modification of that Indenture.

Subordination of the Subordinated Debt Securities

Our subordinated debt securities will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all our senior indebtedness, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

  our insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, or relative to our creditors, as such, or to our assets; or

  our voluntary or involuntary liquidation, dissolution or other winding up, whether or not involving insolvency or bankruptcy; or

  any assignment for the benefit of creditors or any other marshalling of our assets and liabilities,

then the holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all our senior indebtedness, or provision will be made for the payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of our senior indebtedness will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of our subordinated debt securities. This payment may be payable or deliverable in respect of our subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of our other obligations that are not subordinated to our senior indebtedness may recover more ratably than the holders of our subordinated debt securities.

Subject to the payment in full of all our senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, our property or securities applicable to our senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, our subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to our subordinated debt securities, or payments to acquire these securities, other than pursuant to their conversion, may be made:

  if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indentures do not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

Replacement of Debt Securities

At the expense of the holder, we will replace any debt securities that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated debt securities must be delivered to the applicable trustee or agent or satisfactory evidence of the destruction, loss or theft of the debt securities must be delivered to us, the applicable trustee and any agent. At the expense of the holder, an indemnity that is satisfactory to us, the applicable trustee and any agent may be required before a replacement note will be issued.

Notices

Notices to holders of the securities will be given by mailing such notices to each holder by first class mail, postage prepaid, or by overnight delivery, courier or facsimile, at the respective address of each holder as that address appears upon our books. Notices given to the Depositary, as holder of the registered debt securities, will be passed on to the beneficial owners of the securities in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator.

Tax Redemption

Unless otherwise specified in the applicable prospectus supplement, if we are obligated to pay any additional amounts under the applicable indenture as set forth below, we may redeem, in whole but not in part, any of our debt securities issued under that indenture at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount of those debt securities (or if the debt securities are issued with original issue discount, a portion of the principal, as specified in the applicable prospectus supplement) together with accrued interest to the date fixed for redemption and any additional amounts (as defined below), or at any redemption price otherwise specified in the applicable prospectus supplement, if we determine that, as a result of any change in or amendment to the laws affecting taxation after the date of the relevant prospectus supplement or, if applicable, pricing supplement relating thereto (or any regulations or rulings promulgated thereunder) of The Netherlands or of any political subdivision or taxing authority thereof or therein (or the jurisdiction of residence or incorporation of any successor corporation), or any change in official position regarding the application or interpretation of those laws, regulations or rulings, which change or amendment becomes effective on or after the date of the applicable prospectus supplement or, if applicable, pricing supplement relating thereto, we have or will become obligated to pay additional amounts (as defined below under “— Payment of Additional Amounts”) with respect to any of those debt securities as described below under “— Payment of Additional Amounts.” Prior to the giving of any notice of redemption pursuant to this paragraph, we shall deliver to the applicable trustee:

  a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

  an opinion of independent counsel reasonably satisfactory to the applicable trustee to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate.

Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice; provided that no notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment in respect of the securities were then due. Notice will be given in accordance with “Notices” above.

Payment of Additional Amounts

Except to the extent otherwise specified in the applicable prospectus supplement, we will, with respect to any of our debt securities and subject to certain exceptions and limitations set forth below, pay such additional amounts, the “additional amounts,” to holders of the debt securities as may be necessary in order that the net payment of the principal of the securities and any other amounts payable on the debt securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands, or the jurisdiction of residence or incorporation of any successor corporation, or any political subdivision or taxing authority thereof or therein (a “relevant jurisdiction”), will not be less than the amount provided for in the debt securities to be then due and payable. We will not, however, be required to make any payment of additional amounts for or on account of:

  any such tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder, if such holder is an estate, a trust, a partnership or a corporation) and The Netherlands and its possessions or any other relevant jurisdiction including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof, being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, or (ii) the presentation, where presentation is required, by the holder of a debt security for payment on a date more than 30 days after the date on which such paymentbecame due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

  any capital gain, estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

  any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of the debt securities;

  any tax, assessment or other governmental charge that is imposed on a payment to an individual and that is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to such directives;

  any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or other amounts payable, or interest on the debt securities, to the extent that such payment can be made without such withholding by presentation of the debt securities to any other paying agent;

  any tax, assessment or other governmental charge that would not have been imposed but for a holder’s failure to comply with a request addressed to the holder or, if different, the direct nominee of a beneficiary of the payment, to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of securities, if such compliance is required by statute or by regulation of the relevant jurisdiction, as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

  any combination of the items listed above;

nor shall we pay additional amounts with respect to any payment on the debt securities to a holder who is a fiduciary, an entity treated as a partnership, or any other person that is not the sole beneficial owner of such debt securities to the extent such payment would be required by the laws of the relevant jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt securities.

New York Law to Govern

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Applicable Trustee

Information about the applicable indenture trustee will be set forth in the applicable prospectus supplement. The trustee under one indenture may also serve as trustee under the other indentures.

FORMS OF SECURITIES

Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either (1) in registered form, where our obligation runs to the holder of the security named on the face of the security or (2) subject to the limitations explained below under “—Limitations on Issuance of Bearer Securities,” in bearer form, where our obligation runs to the bearer of the security. Definitive securities name you or your nominee as the owner of the security (other than definitive bearer securities, which name the bearer as owner), and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the applicable trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the securities represented by these global securities (other than global bearer securities, which name the bearer as owner). The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below under “—Global Securities.”

Our obligations, as well as the obligations of the applicable trustee under any indenture and the obligations, if any, of any agents of ours or any agents of such trustee run only to the persons or entities named as holders of the securities in the relevant security register, in the case of registered securities, or the persons or entities that are the bearers of those securities, in the case of bearer securities. Neither we nor any applicable trustee, other agent of ours or agent of such trustee have obligations to investors who hold beneficial interest in global securities, in street name or by any other indirect means.

Upon making a payment or giving a notice to the holder or bearer as required by the terms of that security, we will have no further responsibility for that payment or notice even if that holder or bearer is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners of beneficial interests in that security but does not do so. Similarly, if we want to obtain the approval or consent of the holders or bearers of any securities for any purpose, we would seek the approval only from the holders or bearers, and not the indirect owners, of the relevant securities. Whether and how the holders or bearers contact the indirect owners would be governed by the agreements between such holders and bearers and the indirect owners.

References to “you” in this prospectus refer to those who invest in the securities being offered by this prospectus, whether they are the direct holders or bearers or only indirect owners of beneficial interests in those securities.

Global Securities

Registered Global Securities. We may issue the registered securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

We anticipate that the provisions described under “The Depositary” below will apply to all depositary arrangements, unless otherwise described in the prospectus supplement relating to those securities.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear operator and Clearstream, Luxembourg, or with a nominee for the depositary identified in the prospectus supplement relating to those securities.

The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Limitations on Issuance of Bearer Securities

In compliance with U.S. federal income tax laws and regulations, bearer securities, including bearer securities in global form, will not be offered, sold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury Regulations Section 1.163 -5(c)(2)(i)(D). Any underwriters, agents or dealers participating in the offerings of bearer securities, directly or indirectly, must agree that:

  they will not, in connection with the original issuance of any bearer securities or during the restricted period with respect to such securities (as defined in United States Treasury Regulations Section 1.163- 5(c)(2)(i)(D)(7)), which we refer to as the “restricted period,” offer, sell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury regulations described above; and

  they will not, at any time, offer, sell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury regulations described above.

In addition, any underwriters, agents or dealers must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities are aware of the above restrictions on the offering, sale or delivery of bearer securities.

Bearer securities, other than temporary global securities and bearer securities that satisfy the requirements of United States Treasury Regulations Section 1.163 -5(c)(2)(i)(D)(3)(iii) and any coupons or talons appertaining thereto, will not be delivered in definitive form, and no interest will be paid thereon, unless we have received a signed certificate in writing, or an electronic certificate described in United States Treasury Regulations Section 1.163 -5(c)(2)(i)(D)(3)(ii), stating that on the date of that certificate the bearer security:

  is owned by a person that is not a United States person;

  is owned by a United States person that (a) is a foreign branch of a United States financial institution, as defined in applicable United States Treasury regulations, which we refer to as a “financial institution,” purchasing for its own account or for resale, or (b) is acquiring the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through that financial institution through the certification date, and in the case of either (a) or (b) above, each of those United States financial institutions agrees and certifies, on its own behalf or through its agent, that we may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986 and the regulations thereunder; or

  is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, in addition, if the owner of the bearer security is a United States or foreign financial institution described in this clause, whether or not also described in the first or second clause above, the financial institution certifies that it has not acquired the bearer security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

We will make payments on bearer securities only outside the United States and its possessions (as described in Treasury Regulations Section 1.163 -5(c)(2)(v)) except as permitted by the above regulations.

Bearer securities, other than temporary global securities, and any coupons issued with bearer securities, will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange or redemption of that bearer security or coupon.

As used herein, “United States person” means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States, or any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, some trusts treated as United States persons before August 20, 1996 that elect to continue to be so treated to the extent provided in the Treasury regulations shall be considered United States persons.

THE DEPOSITARY

The Depository Trust Company, New York, New York will be designated as the depositary for any registered global security. Each registered global security will be registered in the name of Cede & Co., the depositary’s nominee.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities deposited with it by its direct participants, and it facilitates the settlement of transactions among its direct participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. The depositary’s direct participants include both U.S. and non-U.S. securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the depositary. Access to the depositary’s book-entry system is also available to others, such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations, such as the Euroclear operator and Clearstream, Luxembourg, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Purchases of the securities under the depositary’s system must be made by or through its direct participants, which will receive a credit for the securities on the depositary’s records. The ownership interest of each actual purchaser of each security (the “beneficial owner”) is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited with the depositary are registered in the name of the depositary’s partnership nominee, Cede & Co, or such other name as may be requested by the depositary. The deposit of securities with the depositary and their registration in the name of Cede & Co. or such other nominee of the depositary do not effect any change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the securities; the depositary’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the depositary nor Cede & Co. (nor such other nominee of the depositary) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with the depositary’s procedures. Under its usual procedures, the depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co or such other nominee as may be requested by the depositary. The depositary’s practice is to credit direct participants’ accounts upon the depositary’s receipt of funds and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the depositary or its nominee, the applicable trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of redemption proceeds, distributions, and dividend payments to Cede & Co. or such other nominee as may be requested by the depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

The depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained by us within 90 days, security certificates are required to be printed and delivered. In addition, under the terms of the indentures, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depositary would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

According to the depositary, the foregoing information relating to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

The information in this section concerning the depositary and depositary’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The depositary may change or discontinue the foregoing procedures at any time.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus in four ways: (1) through selling agents, (2) through underwriters, (3) through dealers and/or (4) directly to purchasers. Any of these selling agents, underwriters or dealers in the United States or outside the United States may include affiliates of ours. We are offering the securities through LaSalle Financial Services, Inc. and ABN AMRO Incorporated to the extent either or both are named in the applicable prospectus supplement.

We may designate selling agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through a selling agent — in each case, less other expenses attributable to issuance and distribution.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us, or any of our subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us, or any of our subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the over-allotment option. The underwriters may also sell these securities or any other securities in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Selling agents, underwriters, dealers and remarketing firms may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize selling agents, underwriters or dealers to solicit offers by some purchasers to purchase debt securities from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

Our American Depositary Shares, each of which represents one ordinary share, are listed on the New York Stock Exchange under the trading symbol “ABN.”

Any underwriter, selling agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

To the extent an initial offering of the securities will be distributed by an affiliate of ours each such offering of securities will be conducted in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding a NASD member firm’s distribution of securities of an affiliate. Following the initial distribution of any of these securities, affiliates of ours may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

Selling Restrictions

European Economic Area

     Securities that qualify as securities within the meaning of the Prospectus Directive.

To the extent that the securities qualify as securities within the meaning of the Prospectus Directive, the following selling restriction shall apply:

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) the securities will be offered to the public in that Relevant Member State of the European Economic Area, except that the securities may, with effect from and including the Relevant Implementation Date, be offered to the public in that Relevant Member State :

(a)	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     Securities that do not qualify as securities within the meaning of the Prospectus Directive.

To the extent that the securities do not qualify as securities within the meaning of the Prospectus Directive, the following selling restriction shall apply:

The securities are offered exclusively to individuals and legal entities who or which:

(1)	are professional investors (which includes, without limitation, banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly trade or invest in securities, hereafter “Professional Investors”) situated in The Netherlands; or

(2)	are established, domiciled or have their residence (collectively, “are resident”) outside the Netherlands;

provided that (A) the offer, the applicable prospectus supplement and pricing supplement and each announcement of the offer states that the offer is and will only be made to persons or entities who are professional investors situated in The Netherlands or who are not resident in The Netherlands, (B) the offer, the prospectus, the applicable prospectus supplement and pricing supplement and each announcement of the offer comply with the laws and regulations of any state where persons to whom the offer is made are resident and (C) a statement by us that those laws and regulations are complied with is submitted to the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten; the “AFM”) before the offer is made and is included in the applicable prospectus supplement and pricing supplement and each such announcement.

LEGAL MATTERS

Davis Polk & Wardwell will pass upon the validity of the offered securities with respect to United States Federal and New York law. Clifford Chance Limited Liability Partnership will pass upon the validity of the offered securities with respect to Dutch law. Davis Polk & Wardwell has in the past represented us and our affiliates and continues to represent us and our affiliates on a regular basis and in a variety of matters.

EXPERTS

The consolidated financial statements and the related financial statement schedules of Holding incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2005 have been so incorporated in reliance on the report of Ernst & Young, independent registered public accounting firm, given on the authority of the firm as experts in accounting and auditing.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we and/or certain of our affiliates are each a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the securities by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below).

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the service provider exemption provided by new Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code. Unless the applicable prospectus supplement explicitly provides otherwise, each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase of the securities that (a) its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the securities shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws. Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase and holding of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of The Netherlands and the members of our Supervisory Board, with two exceptions, and our Managing Board are residents of The Netherlands or other countries outside the United States. Although some of our affiliates, including ABN AMRO Bank N.V., have substantial assets in the United States, substantially all of our assets and the assets of the members of our Supervisory Board and Managing Board are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or these persons or to enforce against us or these persons judgments of U.S. courts predicated upon the civil liability provisions of U.S. securities laws. The United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be enforceable in The Netherlands. However, if the party in whose favor such judgment is rendered brings a new suit in a competent court in The Netherlands, that party may submit to a Dutch court the final judgment which has been rendered in the United States, in which case the Dutch court may give such effect to this judgment as it deems appropriate. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that the final judgment concerned results from proceedings compatible with Dutch concepts of due process, to the extent that the Dutch court is of the opinion that reasonableness and fairness so require, the Dutch court would, in principle, under current practice, recognize the final judgment that has been rendered in the United States and generally grant the same claim without relitigation on the merits, unless the consequences of the recognition of such judgment contravene public policy in The Netherlands or conflicts with an existing Dutch judgment.